Exhibit 23.1

Consent of Ernst & Young LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-48532) pertaining to the Mercantile Bancorporation Inc. Horizon Investment and Savings Plan and Trust of our report dated June 27, 2003, with respect to the financial statements and schedule of the Mercantile Bancorporation Inc. Horizon Investment and Savings Plan and Trust included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 27, 2003